As filed with the Securities and Exchange Commission on February 5, 2021

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1950534
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7681 East Gray Road

Scottsdale, Arizona 85260

(480) 947-0001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fred W. Wagenhals

President and Chief Executive Officer

7681 East Gray Road

Scottsdale, Arizona 85260

(480) 947-0001

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Steven A. Lipstein, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	2,309,557		$5.32	$12,286,843.24	$1,340.49
Common Stock, $0.001 par value per share, issuable upon exercise of the January 2020 Investor Warrants	282,671	(3)	$5.32	$1,503,809.72	$164.07
Total	2,592,228		-	$13,790,652.96	$1,504.56

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock (as defined on the cover page of the prospectus) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(g) under the Securities Act of 1933, as amended, using the average high and low prices of the common stock on the Nasdaq Capital Market on January 29, 2021 (pursuant to Rule 457(g), the average high and low prices is higher than the exercise price of the January 2020 Investor Warrants (as defined on page 2 of the prospectus)).

(3)	Represents the maximum number of shares of common stock that the Registrant expects could be issuable upon the exercise of the January 2020 Investor Warrants, all of which were acquired by the Selling Stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 5, 2021.

PROSPECTUS

AMMO, INC.

2,592,228 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 2,592,228 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Offering”) pursuant to the January 2020 Offering (as defined on page 2 of the prospectus) (282,671 shares underlying the January 2020 Investor Warrants (as defined on page 2 of the prospectus), 48,413 shares issued pursuant to the exercise of the January 2020 Investor Warrants, and 5,429 shares issued pursuant to the exercise of the Gunnar Affiliate Warrants (as defined on page 3 of the prospectus)), the Summer 2020 Subscriptions (1,605,715 shares), and the TE Shares (as defined on page 6 of the prospectus) (650,000 shares). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any January 2020 Investor Warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

The Selling Stockholders may sell the Shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “POWW”. On February 4, 2021, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $7.34 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February         , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Ammo,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Ammo, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

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SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

is prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 8, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Our Business

We are a designer, producer, and marketer of performance-driven, high-quality ammunition and ammunition component products for sale to a variety of consumers, including sport and recreational shooters, hunters, individuals seeking home or personal protection, manufacturers, and law enforcement and military agencies. To enhance the strength of our brands and drive product demand, we emphasize product innovation and technology to improve the performance, quality, and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products at competitive prices that compete with high-end, custom, hand-loaded ammunition. Additionally, through our acquisition of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations (“Jagemann Casings”), we are now able to sell ammunition casings products of various types. We emphasize an American heritage by using predominantly American-made components and raw materials in our products that are produced, inspected, and packaged at our facilities in Payson, Arizona and Manitowoc, Wisconsin.

Our production processes focus on safety, consistency, precision, and cleanliness. Each round is developed for a specific purpose with a focus on a proper mix of consistency, velocity, accuracy, and recoil. Each round is chamber gauged and inspected with redundant seven-step quality control processes.

Competition

The ammunition and ammunition casing industry is dominated by a small number of companies, a number of which are divisions of large public companies. We compete primarily on the quality, reliability, features, performance, brand awareness, and price of our products. Our primary competitors include Federal Premium Ammunition, Remington Arms, the Winchester Ammunition division of Olin Corporation, and various smaller manufacturers and suppliers, including Black-Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady Manufacturing Company, PMC, Rio Ammunition, and Wolf.

Our Growth Strategy

Our goal is to enhance our position as a designer, producer, and marketer of ammunition products. Key elements of our strategy to achieve this goal are as follows:

Design, Produce, and Market Innovative, Distinctive, Performance-Driven, High-Quality Ammunition and Ammunition Components

We are focused on designing, producing, and marketing innovative, distinctive, performance-driven, high-quality products that appeal to retailers, manufacturers, and consumers that will enhance our users’ shooting experiences. Our ongoing research and development activities; our safe, consistent, precision, and clean production processes; and our multi-faceted marketing programs are critical to our success.

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Continue to Strengthen Relationships with Channel Partners and Retailers

We continue to strive to strengthen our relationships with our current distributors, dealers, manufacturers and mass market and specialty retailers and to attract additional distributors, dealers, retailers. The success of our efforts depends on the innovation, distinctive features, quality, and performance of our products; the attractiveness of our packaging; the effectiveness of our marketing and merchandising programs; and the effectiveness of our customer support.

Emphasis on Customer Satisfaction and Loyalty

We plan to continue to emphasize customer satisfaction and loyalty by offering innovative, distinctive, high-quality products on a timely and cost-attractive basis and by offering effective customer service. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support.

Continuously Improving Operations

We plan to continue focusing on improving all aspects of our business, including research and development, component sourcing, production processes, marketing programs, and customer support. We are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

Enhance Market Share, Brand Recognition, and Customer Loyalty

We strive to enhance our market share, brand recognition, and customer loyalty. Industry sources estimate that 70 million to 80 million people in the United States own more than approximately 300 million firearms, creating a large installed base for our ammunition products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Pursue Synergetic Strategic Acquisitions and Relationships

We intend to pursue strategic acquisitions and develop strategic relationships designed to enable us to expand our technology and knowhow, expand our product offerings, strengthen and expand our supply chain, enhance our production process, expand our marketing and distribution, and attract new customers.

Our Offices

We maintain our principal executive offices at 7681 East Gray Road, Scottsdale, Arizona 85260. Our telephone number is (480) 947-0001. Our website is www.ammoinc.com. The information contained on our website as that can be assessed through our website does not constitute part of this prospectus.

Recent Developments

Bridge Loan

On January 15, 2020, the Company consummated the initial closing (the “Initial Closing”) of a private placement offering (the “January 2020 Offering”) whereby pursuant to the Subscription Agreements (the “Subscription Agreements”) entered into by the Company with five (5) accredited investors, the Company issued certain Convertible Promissory Notes (each a “January 2020 Note,” and, collectively, the “January 2020 Notes”) for an aggregate purchase price of $1,650,000 and five (5) year warrants (the “January 2020 Investor Warrants”) to purchase shares of the Common Stock.

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On January 30, 2020, the Company consummated the second closing (the “Second Closing”) pursuant to the January 2020 Offering whereby the Company entered into those certain Subscription Agreements with five (5) accredited investors (the ten (10) investors are collectively referred to herein as the “Investors”). Pursuant to the Subscription Agreements, the Company the Company issued the January 2020 Notes for an aggregate purchase price of $850,000 and five (5) year January 2020 Investor Warrants.

Joseph Gunnar & Co., LLC (“Gunnar”) acted as placement agent for the January 2020 Offering. Gunnar received cash compensation of $200,000 and was to be issued five (5) year warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the shares underlying the January 2020 Notes and the January 2020 Investor Warrants, at an exercise price equal to 125% of the conversion price of the January 2020 Notes (the “Gunnar Affiliate Warrants”).

The January 2020 Notes accrued interest at a rate of 8% per annum and matured on October 15, 2020 (for the January 2020 Notes issued on January 15, 2020) and October 30, 2020 (for the January 2020 Notes issued on January 30, 2020) (collectively, the “Maturity Date”). Additionally, the January 2020 Notes contained a mandatory conversion provision whereby any principal and accrued interest on the January 2020 Notes, upon the closing of a Qualified Financing (as defined in this paragraph), automatically converted into shares of the Common Stock or other units at a conversion price of 66.7% of the per share purchase price of shares or units in the Qualified Financing (the “Qualified Financing Conversion Price”). “Qualified Financing” meant the closing of a firm commitment underwritten public offering of shares of common stock or units consisting of shares of common stock and warrants to purchase shares of common stock which results in gross proceeds of not less than $7.5 million and the shares of common stock being traded on a national securities exchange. As a Qualified Financing did not occur on or before 10 days prior to the Maturity Date (the “Voluntary Conversion Date”), the January 2020 Notes were convertible, in whole or in part, into shares of Common Stock at the option of the holder, at any time and from time to time after the Voluntary Conversion Date (each, a “Voluntary Conversion”) at the Voluntary Conversion Price. “Voluntary Conversion Price” meant 50.0% of the arithmetic mean of the VWAP in either (i) the ten consecutive Trading Days immediately preceding the Voluntary Conversion Date, if a Voluntary Conversion occurs on or prior to the Maturity Date, or (ii) the ten consecutive Trading Days immediately preceding Maturity Date, if a Voluntary Conversion occurs after the Maturity Date.

Pursuant to the Subscription Agreements, each Investor was to receive the number of January 2020 Investor Warrants to purchase shares of Common Stock equal to the quotient obtained by dividing 50% of the principal amount of the January 2020 Note by the Maturity Date Conversion Price or the Qualified Financing Conversion Price of the January 2020 Note. The January 2020 Investor Warrants were to be exercisable at the per share purchase price of shares or other units in the Qualified Financing (the “Qualified Financing Exercise Price”). As a Qualified Financing did not occur on or before the Maturity Date, the January 2020 Investor Warrants became exercisable at a price per share that is equal to the arithmetic mean of the VWAP in the ten consecutive Trading Days immediately preceding the Maturity Date (the “Maturity Date Exercise Price”). The January 2020 Investor Warrants contain an anti-dilution protection feature, to adjust the exercise price if shares are sold or issued for a consideration per share less than the exercise price then in effect.

The Company agreed to use commercially reasonable best efforts to file a registration statement on Form S-1 within 30 days of the closing of the January 2020 Offering registering for resale the shares issuable upon conversion of the January 2020 Notes and upon exercise of the January 2020 Investor Warrants. The Company also agreed to use commercially reasonable efforts to cause such registration to become effective within 90 days following the closing date (or 120 days in the event of a “full review” by the SEC) and to keep such registration statement effective at all times until no purchaser owns any January 2020 Investor Warrants or warrant shares issuable upon exercise thereof. The shares of Common Stock issuable upon conversion of the January 2020 Notes and upon exercise of the January 2020 Investor Warrants and the Gunnar Affiliate Warrants were registered in a Resale Registration Statement, which was declared effective by the Securities and Exchange Commission in March 2020.

From October 8, 2020 to October 26, 2020, the Company received notices for voluntary conversion for the total outstanding principal ($2,500,000) and interest ($146,104) of the January 2020 Notes and issued 2,157,358 shares of our Common Stock as a result of the conversion. The principal and interest related to the Initial Closing and Second Closing were converted at a conversion prices of $1.21 and $1.26, respectively. Additionally, the Company issued a total of 1,019,121 January 2020 Investor Warrants at exercise prices ranging from $2.19 to $2.67. As of February 1, 2021, 736,450 January 2020 Investor Warrants have been exercised. Four of the Investors hold 282,671 January 2020 Investor Warrants and are Selling Stockholders in this Offering.

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Additionally, pursuant to the Subscription Agreements, the Company issued a total of 152,868 Gunnar Affiliate Warrants with exercise prices ranging from $1.51 to $1.58.

The form of the January 2020 Investor Warrants is incorporated as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. The summary of such January 2020 Investor Warrants contained in this prospectus is qualified in its entirety by reference to its text. We urge you to read the form of January 2020 Investor Warrants in full.

Summer 2020 Subscriptions

In June 2020 and in August 2020, the Company entered into Subscription Agreements (the “Summer 2020 Subscription Agreements”) with a total of nine (9) investors whereby the Company sold and the investors purchased 1,605,715 shares of Common Stock at a price per share of $1.75 for total gross proceeds to the Company of $2,809,996. The sale of the 1,605,715 shares of Common Stock is referred to herein as the “Summer 2020 Subscriptions.”

The form of the Summer 2020 Subscription Agreements is incorporated as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. The summary of such Summer 2020 Subscription Agreements contained in this prospectus is qualified in its entirety by reference to its text. We urge you to read the form of Summer 2020 Subscription Agreements in full.

Jagemann Settlement and Repayment

On March 15, 2019, Enlight Group II, LLC (“Enlight”), a wholly owned subsidiary of the Company, completed its acquisition of 100% of the assets of Jagemann Stamping Company’s (“JSC”) ammunition casing, projectile manufacturing and sales operations (“Jagemann Casings”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement (“Amended APA”), dated March 14, 2019. In accordance with the terms of the Amended APA, Enlight paid to JSC a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note (“Seller Note”), and 4,750,000 shares of the Common Stock. Pursuant to the Amended APA, Enlight acquired JSC’s munition and casing division assets (including equipment and intellectual property), and continued the operations at JSC’s Wisconsin facilities.

On June 26, 2020, the Company, Enlight and JSC entered into a Settlement Agreement pursuant to which the parties mutually agreed to settle all disputes and mutually release each other from liabilities related to the Amended APA occurring prior to June 26, 2020. Pursuant to the Settlement Agreement, the Company paid JSC $1,269,977 and provided JSC with: (i) two new promissory notes, a note of $5,803,800 related to the Seller Note and note of $2,635,797 for inventory and services, which was reclassified from accounts payable, both with a maturity date of August 15, 2021 (collectively, the “JSC Notes”) and (ii) general business security agreements granting JSC a security interest in all personal property of the Company. Pursuant to the JSC Notes, the Company is obligated to make monthly payments totaling $204,295 to JSC. In addition, the JSC Notes have a mandatory prepayment provision that comes into effect if the Company conducts a registered public offering. Pursuant to such provision, the Company: (a) upon the closing of an offering of less than $10,000,000 would be obligated to pay the lesser of ninety percent (90%) of the offering proceeds or seventy (70%) of the then aggregate outstanding balance of the JSC Notes; and (b) upon the closing of an offering of more than $10,000,000 would be obligated to pay one hundred percent (100%) of the then aggregate outstanding balance of the JSC Notes. The Company was granted an option to repurchase up to 1,000,000 of the shares of Common Stock issued to JSC under the Amended APA at a price of $1.50 per share through April 1, 2021 so long as there are no defaults under the Settlement Agreement. The total balance of the JSC Notes as of September 30, 2020 was $7,775,298.

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On November 5, 2020, the Company paid $6,000,000 to JSC allocated as follows: (i) payment in full of Note A, representing the balance due from the Company to JSC relating to the acquisition of Jagemann Munition Components in March 2019 and (ii) $592,982 remitted in partial payment of Note B, resulting in the parties’ execution of Amended Note B which has a starting principal balance of $1,687,664 (“Amended Note B”). The Amended Note B principal balance carries a 9% per annum interest rate and is amortized equally over the thirty six (36) month term. As a result of the payment in full of Note A JSC released the accompanying security interest in Company assets which secured Note A. Concurrently, upon entry into Amended Note B, JSC and the Company entered into the First Amendment to General Business Security Agreement to reflect a revised list of collateral in which JSC has a security interest. On February 2, 2021 the Company completed the repurchase of 1,000,000 shares of Common stock issued to Jagemann Stamping for $1,500,000 or $1.50 per share. The Company subsequently retired the 1,000,000 of repurchased shares.

Forest Street Note

On September 23, 2020, the Company and Enlight entered into a promissory note (the “Forest Street Note”) with Forest Street, LLC (“Lender”), an Arizona limited liability company wholly owned by our current Chief Executive Officer, Fred Wagenhals, for the principal sum of Three Million Five Hundred Thousand & 00/100 Dollars ($3,500,000.00), which accrues interest at 12% per annum. The Note has a maturity date of September 23, 2022 (the “Maturity Date”).

Pursuant to the terms of the Forest Street Note, the Company and Enlight (collectively, the borrower pursuant to the note) shall pay Lender; (i) on a monthly basis, beginning October 23, 2020, all accrued interest (only), (ii) on a quarterly basis, a monitoring fee of 1% of the principal amount and then accrued interest; and (iii) on the maturity date, the remaining outstanding principal balance of the Loan, together with all unpaid accrued interest thereon.

The note is an unsecured obligation of the Company and is not convertible into equity securities of the Company.

On December 14, 2020, the Company entered into a Debt Conversion Agreement (the “Agreement”) with Forest Street, LLC, whereby the Company and Forest Street agreed to convert Two Million One Hundred Thousand & 00/100 Dollars ($2,100,000.00) of the Forest Street Note’s principal into one million (1,000,000) shares of the Company’s common stock (the “Share Issuance”). The Share Issuance occurred on December 15, 2020. As a result of the Agreement, the principal of the Forest Street Note is now One Million Four Hundred Thousand & 00/100 Dollars ($1,400,000.00) and the Maturity Date remains the same.

On January 14, 2021, the Company repaid the $1.4 million balance remaining on the Forest Street Note.

Lisa Kay Note

On November 5, 2020, the Company and Enlight (together, “Borrower”), entered into a promissory note (the “12% Note”) with Lisa Kay, an individual, for the principal sum of Four Million & 00/100 Dollars ($4,000,000.00) (“Principal”), which accrues interest at 12% per annum (“Interest”). The 12% Note has a maturity date of November 5, 2023 (“Maturity Date”).

Pursuant to the terms of the 12% Note, the Borrower shall pay Ms. Kay: (i) on a monthly basis, beginning December 10, 2020, all accrued interest (only), and (ii) on the Maturity Date, the remaining outstanding principal balance of the Loan, together with all unpaid accrued interest thereon.

The 12% Note is unsecured and is not convertible into equity securities of the Company. However, Borrower has agreed that it shall provide commercially reasonable collateral promptly upon the payment of that certain JSC Promissory Note and JSC’s contemporaneous release of security supporting that financial accommodation. The 12% Note contain terms and events of default customary for similar transactions. The Company used the net proceeds from the transaction to pay a portion of the outstanding balance owed to JSC.

8% Unsecured Convertible Promissory Notes

From November 5, 2020 to November 10, 2020, the Company entered into Convertible Promissory Notes with four (4) accredited investors (the “Investors”), for an aggregate purchase price of $1,989,000 (each a “8% Note,” collectively, the “8% Notes”). The 8% Notes accrue interest at a rate of 8% per annum and mature on November 5, 2022 (the “Maturity Date”). Additionally, the 8% Notes contain a voluntary conversion mechanism whereby any principal and accrued interest on the 8% Notes, may be converted in holder’s discretion into shares of the Company’s Common Stock at a conversion price of $2.00 per share (“Conversion Price”). If not previously paid in full or converted, on the 180th day following the Maturity Date, the principal and interest due under the 8% Notes shall automatically be converted to Common Stock shares at the Conversion Price The 8% Notes contain customary events of default (each an “Event of Default”). If an Event of Default occurs, the outstanding principal amount of the 8% Notes, plus accrued but unpaid interest, and other amounts owing with respect to the 8% Notes will become, at the 8% Note holder’s election, due and payable in cash.

5

Underwritten Offering

On November 30, 2020, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Alexander Capital, L.P. (“Alexander Capital”), as representative of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering (the “Underwritten Offering”) an aggregate of 8,564,285 shares of the Common Stock, at a public offering price of $2.10 per share. In addition, the Underwriters were granted an over-allotment option (the “Over-allotment Option”) for a period of 45 days to purchase up to an additional 1,284,643 shares of Common Stock. The Underwritten Offering closed on December 3, 2020. The Over-allotment Option closed on December 11, 2020.

The Company conducted the Underwritten Offering pursuant to a Registration Statement on Form S-1 (File No. 333- 248800), as amended, which was declared effective by the United States Securities and Exchange Commission on November 30, 2020 (the “S-1 Registration Statement”).

The net proceeds to the Company from the Underwritten Offering, after deducting the underwriting discount, the underwriters’ fees and expenses and the Company’s estimated Underwritten Offering expenses, were approximately $15,876,000. The Company anticipates using the net proceeds from the Underwritten Offering as follows: (i) approximately $5,500,000 for capital expenditures; (ii) approximately $1,300,000 for research and development for new products and improvements to existing products including, but not limited to, hiring of key personnel, and material costs for research activities; (iii) approximately $1,800,000 to upgrade sales and marketing capabilities, including but not limited to professional relations, advertising, software implementation and adding additional staff; and (iv) the remainder for other general corporate purposes, and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

The net proceeds to the Company from the Over-allotment option, after deducting the underwriting discount, were approximately $2,468,000.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, the Company (for a period of one year after the date of the Underwriting Agreement), and each director and executive officer of the Company (for a period of six months after the date of the final prospectus relating to the Public Offering), have agreed, subject to customary exceptions, not to sell, transfer or otherwise dispose of securities of the Company, without the prior written consent of Alexander Capital.

On December 3, 2020, pursuant to the Underwriting Agreement, the Company entered into an Underwriter’s warrant agreement (the “Underwriters’ Warrant Agreement”) with the Underwriters and certain affiliates of the Underwriters. Pursuant to the Underwriters’ Warrant Agreement, the Company provided the Underwriters and certain affiliates of the Underwriters with a warrant to purchase 428,214 shares of Common Stock in the aggregate. Such warrant may be exercised beginning on May 29, 2021 (the date that is 180 days after the date on which the S-1 Registration Statement became effective) until November 30, 2025 (the date that is five years after the date on which the S-1 Registration Statement became effective). The initial exercise price of the Underwriters’ Warrant Agreement is $2.63 per share.

Nasdaq Listing

The Common Stock began trading on the Nasdaq Capital Market under the symbol POWW on December 1, 2020 following the pricing (and the entering into the Underwriting Agreement) of the Underwritten Offering.

Trending Equities

From November 2020 to January 2021, the Company entered agreements (“TE Agreements”) with Trending Equities (“TE”). Per the terms of the TE Agreements, the Company issued 650,000 shares to TE (the “TE Shares”) at $1.75 for a total value of $1,137,500. TE assisted the Company with developing a strategic timeline, and the organization and presentation of materials related to the Company’s most recent offering roadshow. TE served as a conduit between the Company and the investment community and provided corporate governance advisory services to help the Company implement best practices to meet Nasdaq’s corporate governance requirements. All of the 650,000 shares are being registered in the registration statement of which this prospectus forms a part with a total of 300,000 of these shares having been assigned to Mike Baron, RW Cabo LLC, and Lucid Technologies.

The TE Agreements are incorporated as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. The summary of TE Agreements contained in this prospectus is qualified in its entirety by reference to their text. We urge you to read the TE Agreements in full.

6

THE OFFERING

Issuer	Ammo, Inc.

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Stockholders	2,592,228 Shares (1)

Shares of Common Stock outstanding before the Offering	69,180,325 shares (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	69,462,996 shares

Use of proceeds	We will not receive any proceeds from the resale of the Shares by the selling stockholders.

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “POWW.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 8 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	This amount consists of (i) 1,605,715 shares of Common Stock issued to nine (9) of the Selling Stockholders in the Summer 2020 Subscriptions; (ii) 282,671 shares of Common Stock underlying the January 2020 Investors Warrants, issued to four (4) of the Selling Stockholders in the January 2020 Offering, (iii) 48,413 shares of Common Stock issued to one (1) of the Selling Shareholders pursuant to the exercise of the January 2020 Investor Warrants, (iv) 5,429 shares of Common Stock issued to one (1) of the Selling Shareholders pursuant to the exercise of the Gunnar Affiliate Warrants and (v) 650,000 shares of Common Stock issued to four (4) of the Selling Stockholders of TE Shares.

(2)	The number of shares of Common Stock outstanding before and after the Offering is based on 69,180,325 shares outstanding as of February 1, 2021 and excludes the following:

●	4,207,301 shares of Common Stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $2.16 per share;

●	50,000 shares of Common Stock underlying convertible notes; and

●	4,302,085 shares of Common Stock reserved for future issuance under the Company’s Ammo, Inc. 2017 Equity Incentive Plan, as amended.

7

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on September 15, 2020, as amended, our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Relating to the Offering

You may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

The market price of our Common Stock may be highly volatile, you may not be able to resell your shares at or above the public offering price and you could lose all or part of your investment.

The trading price of our Common Stock may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	actual or anticipated fluctuations in our revenue and other operating results;

●

actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	issuance of our equity or debt securities, or disclosure or announcements relating thereto;

●	the lack of a meaningful, consistent and liquid trading market for our Common Stock;

●	additional shares of our Common Stock being sold into the market by us or our stockholders or the anticipation of such sales;

●	announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	changes in operating performance and stock market valuations of companies in our industry;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us;

●	regulatory developments in the United States and foreign countries; and

●	other events or factors, including those resulting from the impact of COVID-19 pandemic, war or incidents of terrorism, or responses to these events.

8

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

We do not intend to pay dividends on our Common Stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, any credit and security agreement that we may enter into in the future will likely contain covenants that will restrict our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.

Sales of a substantial number of shares of our Common Stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

An active trading market for our Common Stock may not be maintained.

Our Common Stock is currently traded on The Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our Common Stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

9

USE OF PROCEEDS

All proceeds from the resale of the Shares offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the Shares by the Selling Stockholders.

We will receive proceeds from any cash exercise of the January 2020 Investor Warrants. If all such January 2020 Investor Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $565,342. We expect to use the proceeds from the exercise of such January 2020 Investor Warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from any exercise of the warrants for cash. Accordingly, in the event the January 2020 Investor Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the January 2020 Investor Warrants will ever be exercised for cash.

10

SELLING STOCKHOLDERS

This prospectus relates to the resale, from time to time, of up to 2,592,228 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Offering”) pursuant to the January 2020 Offering (282,671 shares underlying the January 2020 Investor Warrants, 48,413 shares issued pursuant to the exercise of the January 2020 Investor Warrants, and 5,429 shares issued pursuant to the exercise of the Gunnar Affiliate Warrants), the Summer 2020 Subscriptions (1,605,715 shares), and the TE Shares (650,000 shares).

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

Except as indicated below, neither the Selling Stockholders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by the Selling Stockholders as of the date hereof and the number of shares of Common Stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Stockholders. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

The common stock being offered by the Selling Stockholders are those owned by the Selling Stockholders and those issuable to the Selling Stockholders, upon exercise of the Warrants. We are registering the shares of common stock in order to permit the Selling Stockholders to offer these shares for resale from time to time. Except for the investment in the shares of Common Stock the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and warrants, as of the date hereof. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

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Name of Investor	Number of Shares of Common Stock Owned Prior to Offering	% of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Maximum Number of shares of Common Stock underlying Warrants to be Sold Pursuant to this Prospectus (1)		Number of shares of Common Stock Owned After the Offering
Mill City Ventures III LTD	1,000,000	*	1,000,000	-		-
John Kresevic	157,143	*	157,143	-		-
Brandon Glickstein and Charles K Bortz	42,858	*	42,858	-		-
Justin Meek	142,858	*	142,858	-		-
Ron Wiley	20,000	*	20,000	-		-
Evan Williams	57,140	*	57,140	-		-
Shane Haglin	42,858	*	42,858	-		-
Michael Atkinson	57,143	*	57,143	-		-
Jason Mitchell	85,715	*	85,715	-		-
Trending Equities	350,000	*	350,000	-	(2)	-
Mike Baron	50,000	*	50,000	-		-
RW Cabo LLC	200,000	*	200,000	-	(3)	-
Lucid Technologies	50,000	*	50,000	-		-
Stephen A. Stein	5,429	*	5,429	-		-
Richard W. Baskerville Lvg Trust	-	*	-	103,306	(4)	-
Dean Britting	-	*	-	19,841	(4)	-
Pinnacle Family Office Investment L.P.	48,413	*	48,413	100,000	(4)(5)	-
Porter Partners, L.P.	-	*	-	59,524	(4)	-

Total	2,309,557		2,309,557	282,671

(1) Assumes that the Selling Stockholders sells all of the common stock underlying the January 2020 Investor Warrants.

(2) Mike Baron has voting and investment power over the shares held by Trending Equities.

(3) Roger Agudelo has voting and investment power over the shares held by RW Cabo LLC.

(4) Consists of the Common Stock underlying the January 2020 Investor Warrants.

(5) Barry M. Kitt is the manager of Pinnacle Family Office L.L.C., the general partner of Pinnacle Family Office Investments, L.P., and has voting and investment power over the shares held by Pinnacle Family Office Investments, L.P.

* Less than 1%

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PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Seller Stockholders may use any one or more of the following methods when disposing of shares:

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

13

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Seller Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer or donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Seller Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the shares of Common Stock, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of their respective legal counsel. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We may be indemnified by the Selling Stockholders against liabilities, including liabilities under the Securities Act, and state security laws, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby.

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EXPERTS

The consolidated balance sheets as of March 31, 2020 and the related consolidated statements of operations, stockholders’ equity, and cash flows included in this prospectus and in the registration statement have been so included in reliance on the report of Marcum LLP, independent registered public accounting firm, included herein (the report thereon contains an explanatory paragraph which describe the conditions that raise substantial doubt about the Company’s ability to continue as a going concern and are contained in Note 2 to the consolidated financial statements), given on the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets as of March 31, 2019 and the related consolidated statements of operations, stockholders’ equity, and cash flows included in this prospectus and in the registration statement have been so included in reliance on the reports of KWCO, PC, independent registered public accounting firms, included herein, given on the authority of said firm as experts in accounting and auditing

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://ammoinc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

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This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on August 19, 2020.

●	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020, filed with the SEC on August 19, 2020 and November 13, 2020, respectively.

●	Our Current Reports on Form 8-K filed with the SEC on September 2, 2020, September 29, 2020, October 28, 2020, November 6, 2020, November 24, 2020, December 4, 2020, December 17, 2020, and January 25, 2021.

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 24, 2020, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Ammo, Inc.

7681 East Gray Road

Scottsdale, Arizona 85260

(480) 947-0001

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$1,504.56
Legal fees and expenses	10,000.00	*
Accounting fees and expenses	10,000.00	*
Total	$21,504.56	*

*	Estimated

Item 15. Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of our company, or who serves or served any other enterprise or organization at the request of our company (an “indemnitee”).

Under Delaware law, to the extent that an indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an indemnitee may be indemnified under Delaware law against both (1) expenses, including attorney’s fees, and (2) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that the Board of Directors of the registrant deems appropriate.

Our articles of incorporation and bylaws provide that we may indemnify to the full extent of our power to do so, all directors, officers, employees, and/or agents.

Item 16. Exhibits

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

II-1

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on February 5, 2021.

Ammo, Inc.

By:	/s/ Fred W. Wagenhals
Name:	Fred W. Wagenhals
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert D. Wiley, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Fred Wagenhals	Chairman of the Board, Chief Executive Officer and President	February 5, 2021
Fred Wagenhals	(Principal Executive Officer), Director

/s/ Robert D. Wiley	Chief Financial Officer	February 5, 2021
Robert D. Wiley	(Principal Financial and Principal Accounting Officer)

/s/ Robert J. Goodmanson	Director	February 5, 2021
Robert J. Goodmanson

/s/ Richard Childress	Director	February 5, 2021
Richard Childress

/s/ Harry S. Markley	Director	February 5, 2021
Harry S. Markley

/s/ Russell W. Wallace, Jr.	Director	February 5, 2021
Russell W. Wallace, Jr.

/s/ Jessica M. Lockett	Director	February 5, 2021
Jessica M. Lockett

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EXHIBIT INDEX

Incorporated by
		Reference		Filed or Furnished
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
4.1	Form of January 2020 Investor Warrant, issued January 2020	10-Q	10.3	02/13/2020

5.1	Opinion of Lucosky Brookman LLP				X

10.1	Form of Subscription Agreement for January 2020 Offering	10-Q	10.1	02/13/2020

10.2#	Form of Summer 2020 Subscription Agreement				X

10.3	Compilation of TE Agreements				X

23.1	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)				X

23.2	Consent of Marcum LLP, independent registered public accounting firm				X

23.3	Consent of KWCO, PC, independent registered public accounting firm				X

24.1	Power of Attorney (incorporated by reference to the signature page hereto).				X

# Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

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